FOR IMMEDIATE RELEASE

COMPANY CONTACT
Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
FOURTH QUARTER SALES

Burlington, NJ - June 8, 2004 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) announced that net sales for the fourth quarter ended May 29, 2004 were $681.0 million compared with $608.6 million for the comparative period ended May 31, 2003, an 11.9% increase. These results reflect a 3.9% comparative stores sales increase for the quarter.

March comparative store sales increased 8.0%, April comparative store sales decreased 1.4% and May comparative store sales increased 4.6%, compared with the same periods last year. The increase in March comparative store sales and the decrease in April comparative store sales reflects an earlier Easter selling season this year with Easter falling on April 11, 2004 compared with April 20, 2003 a year ago.

Net sales for the year ended May 29, 2004 were $2.856 billion compared with $2.697 billion for the comparative period ended May 31, 2003, a 5.9% increase. These results reflect a 0.3% comparative store sales decrease for the twelve month period.

During the current year, the Company changed its method of calculating comparative store sales in order to mitigate the effect of store grand openings and store expansions and conform to methodology used by the majority of retailers. The Company now defines its comparative store sales as sales of those stores (net of sales discounts) that are beginning their four hundred and twenty-fifth day of operation (approximately 1 year and 2 months). Existing stores whose square footage has been changed by more than 20% and relocated stores are classified as new stores for comparative store sales purposes.

Previously: (i) the Company defined comparative store sales as sales of those stores beginning their three hundred and sixty-fifth day of operation; (ii) comparative store sales did not include sales discounts; (iii) comparative store sales included sales of all expanded stores; (iv) relocated stores were treated as new stores for comparative store sales purposes.

During the year ended May 29, 2004, the Company opened twenty-one Burlington Coat Factory stores and three free standing MJM Designer Shoe stores. An additional nine Burlington Coat Factory stores were relocated during the current fiscal year to locations within the same trading market. Three store locations, previously operated as Decelle stores, were converted to Burlington Coat Factory stores. Offsetting these openings, the Company closed eight stores. Two locations previously operated as Decelle stores are expected to be converted to Cohoes stores.

Burlington Coat Factory operates 349 stores in 42 states principally under the name "Burlington Coat Factory."

Statements made on the press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.